Subject to Completion Dated November 19, 2024	November 2024 Preliminary Pricing Supplement dated November , 2024 Registration Statement No. 333-275898 Filed Pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS

Opportunities in U.S. and International Equities

Contingent Income Auto-Callable Securities due November 30, 2026

With the Coupon and Payment at Maturity Subject to the Performance of the Worst Performing of the Nikkei 225 Index, the Russell 2000® Index and the S&P 500® Index

Principal at Risk Securities

Unlike conventional debt securities, the securities do not guarantee the payment of interest or the return of the full principal amount at maturity. Instead, the securities offer the opportunity for investors to receive a contingent quarterly coupon equal to 2.80% of the stated principal amount (a rate of 11.20% per annum), but only with respect to each determination period during which the closing value of each underlier on each scheduled trading day is greater than or equal to 75% of its initial underlier value, which we refer to as a downside threshold value. If on any scheduled trading day during a determination period the closing value of any underlier is less than its downside threshold value, you will not receive any contingent quarterly coupon for the relevant determination period. If the closing value of each underlier is greater than or equal to its initial underlier value on any determination period end date (other than the final determination date), the securities will be automatically redeemed for an amount per security equal to the stated principal amount and any contingent quarterly coupon otherwise due. No further payments will be made on the securities after they have been redeemed. At maturity, if the securities have not previously been redeemed and the final underlier value of the worst performing underlier is greater than or equal to its downside threshold value, the payment at maturity will be the stated principal amount and any contingent quarterly coupon otherwise due. However, if the final underlier value of the worst performing underlier is less than its downside threshold value, investors will lose 1% of the stated principal amount for every 1% that the final underlier value of the worst performing underlier is less than its initial underlier value and will receive a payment at maturity that is less than 75% of the stated principal amount and could be zero. Because all payments on the securities are based on the underlier with the worst performance, a decline in the closing value of any underlier below its downside threshold value on any scheduled trading day during most or all of the determination periods will result in few or no contingent quarterly coupons, and a decline in the closing value of any underlier below its downside threshold value on the final determination date will result in a significant loss of your investment, in each case, even if the other underliers appreciate or have not declined as much. Investors in the securities must be willing to accept the risk of losing their entire principal and the risk of not receiving any contingent quarterly coupons. The securities are for investors who are willing and able to risk their principal and forgo guaranteed interest payments, in exchange for the opportunity to potentially receive contingent quarterly coupons at an above-market rate, subject to automatic early redemption. Investors will not participate in any appreciation of any underlier. The securities are senior unsecured debt securities issued as part of Royal Bank of Canada’s Senior Global Medium-Term Notes, Series J program. All payments on the securities are subject to the credit risk of Royal Bank of Canada.

SUMMARY TERMS
Issuer:	Royal Bank of Canada
Underliers:	The Nikkei 225 Index (the “NKY Index”), the Russell 2000® Index (the “RTY Index”) and the S&P 500® Index (the “SPX Index”)
Underlier	Bloomberg symbol	Initial underlier value*	Downside threshold value**
NKY Index	NKY
RTY Index	RTY
SPX Index	SPX

* With respect to each underlier, the closing value of that underlier on the pricing date

** With respect to each underlier, 75% of its initial underlier value (rounded to two decimal places for NKY Index and SPX Index and rounded to three decimal places for the RTY Index)

Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Pricing date:	November 22, 2024
Original issue date:	November 27, 2024
Final determination date:*	November 24, 2026
Maturity date:*	November 30, 2026
Contingent quarterly coupon:

•

If, on each scheduled trading day during any determination period, the closing value of each underlier is greater than or equal to its downside threshold value, we will pay a contingent quarterly coupon of $28.00 (2.80% of the stated principal amount, or a rate of 11.20% per annum) per security on the related contingent payment date set forth below.

•

If, on any scheduled trading day during any determination period, the closing value of any underlier is less than its downside threshold value, no contingent quarterly coupon will be made with respect to that determination period.

Payment at maturity:

If the securities are not redeemed prior to maturity, you will receive on the maturity date a cash payment per security determined as follows:

•

If the final underlier value of the worst performing underlier is greater than or equal to its downside threshold value:

stated principal amount + any contingent quarterly coupon otherwise due

•

If the final underlier value of the worst performing underlier is less than its downside threshold value:

stated principal amount × underlier performance factor of the worst performing underlier

Under these circumstances, the payment at maturity will be less than 75% of the stated principal amount. You will lose at least 25% and possibly all of the stated principal amount if the final underlier value of the worst performing underlier is less than its downside threshold value.

(terms continued on the next page)
Commissions and issue price:	Price to public	Agent’s commissions	Proceeds to issuer
Per security	$1,000.00	$15.00(1) $5.00(2)	$980.00
Total	$	$	$

(1) RBCCM, acting as agent for Royal Bank of Canada, will receive a fee of $20.00 per security and will pay to Morgan Stanley Wealth Management (“MSWM”) a fixed sales commission of $15.00 for each security. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

(2) Of the amount received by RBCCM, acting as agent for Royal Bank of Canada, RBCCM will pay MSWM a structuring fee of $5.00 for each security.

The initial estimated value of the securities determined by us as of the pricing date, which we refer to as the initial estimated value, is expected to be between $914.18 and $964.18 per security and will be less than the public offering price of the securities. The final pricing supplement relating to the securities will set forth the initial estimated value. The market value of the securities at any time will reflect many factors, cannot be predicted with accuracy and may be less than this amount. We describe the determination of the initial estimated value in more detail below.

An investment in the securities involves certain risks. See “Risk Factors” beginning on page 8 of this document and “Risk Factors” in the accompanying prospectus, prospectus supplement and product supplement.

You should read this document together with the documents listed below, each of which can be accessed via the hyperlinks below, before you decide to invest. Please also see “Additional Information about the Securities” in this document.

Prospectus dated December 20, 2023	Prospectus Supplement dated December 20, 2023	Product Supplement No. 1A dated May 16, 2024

None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory body has approved or disapproved of the securities or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense. The securities will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality. The securities are not bail-inable notes and are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

Contingent Income Auto-Callable Securities due November 30, 2026

With the Coupon and Payment at Maturity Subject to the Performance of the Worst Performing of the Nikkei 225 Index, the Russell 2000® Index and the S&P 500® Index

Principal at Risk Securities

Terms continued from previous page:
Early redemption:	If, on any determination period end date (other than the final determination date), the closing value of each underlier is greater than or equal to its initial underlier value, the securities will be automatically redeemed for an early redemption payment on the contingent payment date immediately following that determination period end date. The securities will not be redeemed early if the closing value of any underlier is less than its initial underlier value on the related determination period end date. No further payments will be made on the securities after they have been redeemed.
Early redemption payment:	The early redemption payment will be an amount equal to the stated principal amount plus any contingent quarterly coupon otherwise due.
Underlier performance factor:	With respect to each underlier: final underlier value / initial underlier value
Final underlier value:	With respect to each underlier, the closing value of that underlier on the final determination date
Worst performing underlier:	The underlier with the lowest underlier performance factor
Determination periods:

The first determination period will consist of each day from but excluding the pricing date to and including the first determination period end date. Each subsequent determination period will consist of each day from but excluding a determination period end date to and including the next following determination period end date.

If a market disruption event occurs on any scheduled trading day during a determination period (other than on the determination period end date), the calculation agent may, but is not required to, disregard that scheduled trading day for purposes of determining whether a contingent quarterly coupon is payable for that determination period.

CUSIP / ISIN:	78017GYF2 / US78017GYF26
Listing:	The securities will not be listed on any securities exchange.
Agent:	RBC Capital Markets, LLC (“RBCCM”)
Calculation agent:	RBCCM

Determination Period End Dates and Contingent Payment Dates*

Determination Period End Dates	Contingent Payment Dates
February 25, 2025	February 28, 2025
May 22, 2025	May 28, 2025
August 22, 2025	August 27, 2025
November 25, 2025	December 1, 2025
February 24, 2026	February 27, 2026
May 22, 2026	May 28, 2026
August 24, 2026	August 27, 2026
November 24, 2026 (final determination date)	November 30, 2026 (maturity date)

* Subject to postponement. See “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

November 2024	Page 2

Contingent Income Auto-Callable Securities due November 30, 2026

With the Coupon and Payment at Maturity Subject to the Performance of the Worst Performing of the Nikkei 225 Index, the Russell 2000® Index and the S&P 500® Index

Principal at Risk Securities

Key Investment Rationale

The securities offer the opportunity for investors to receive a contingent quarterly coupon equal to 2.80% of the stated principal amount (a rate of 11.20% per annum), but only with respect to each determination period during which the closing value of each underlier on each scheduled trading day is greater than or equal to 75% of its initial underlier value, which we refer to as a downside threshold value. The securities may be redeemed prior to maturity for the stated principal amount plus any contingent quarterly coupon otherwise due, and the payment at maturity will vary depending on the final underlier value of the worst performing underlier, as demonstrated in scenarios 2 and 3 below.

Investors may lose their entire investment. The securities are for investors who are willing and able to risk their principal and forgo guaranteed interest payments, in exchange for the opportunity to potentially receive contingent quarterly coupons at an above-market rate, subject to automatic early redemption.

Scenario 1

On any determination period end date (other than the final determination date), the closing value of each underlier is greater than or equal to its initial underlier value.

▪

The securities will be automatically redeemed for the stated principal amount plus any contingent quarterly coupon otherwise due. No further payments will be made on the securities once they have been redeemed.

▪

Investors will not participate in any appreciation of any underlier.

Scenario 2

The securities are not automatically redeemed prior to maturity and the final underlier value of the worst performing underlier is greater than or equal to its downside threshold value.

▪

The payment due at maturity will be the stated principal amount plus any contingent quarterly coupon otherwise due.

▪

Investors will not participate in any appreciation of any underlier from its initial underlier value.

Scenario 3

The securities are not automatically redeemed prior to maturity and the final underlier value of the worst performing underlier is less than its downside threshold value.

▪

The payment due at maturity will be the stated principal amount multiplied by the underlier performance factor of the worst performing underlier.

▪

Investors will lose a significant portion, and may lose all, of their principal amount in this scenario.

November 2024	Page 3

Contingent Income Auto-Callable Securities due November 30, 2026

With the Coupon and Payment at Maturity Subject to the Performance of the Worst Performing of the Nikkei 225 Index, the Russell 2000® Index and the S&P 500® Index

Principal at Risk Securities

Additional Information

You should read this document together with the prospectus dated December 20, 2023, as supplemented by the prospectus supplement dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which the securities are a part, the underlying supplement no. 1A dated May 16, 2024 and the product supplement no. 1A dated May 16, 2024. This document, together with these documents, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this document and the documents listed below. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. These documents are an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in each such document is current only as of its date.

If the information in this document differs from the information contained in the documents listed below, you should rely on the information in this document.

You should carefully consider, among other things, the matters set forth in “Risk Factors” in this document and the documents listed below, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm

•	Prospectus Supplement dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm

•	Underlying Supplement No. 1A dated May 16, 2024:

https://www.sec.gov/Archives/edgar/data/1000275/000095010324006773/dp211259_424b2-us1a.htm

•	Product Supplement No. 1A dated May 16, 2024:

https://www.sec.gov/Archives/edgar/data/1000275/000095010324006777/dp211286_424b2-ps1a.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this document, “Royal Bank of Canada,” the “Bank,” “we,” “our” and “us” mean only Royal Bank of Canada.

November 2024	Page 4

Contingent Income Auto-Callable Securities due November 30, 2026

With the Coupon and Payment at Maturity Subject to the Performance of the Worst Performing of the Nikkei 225 Index, the Russell 2000® Index and the S&P 500® Index

Principal at Risk Securities

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on the closing value of each underlier on the determination period end dates.

Diagram #1: Determination Period End Dates Prior to the Final Determination Date

Diagram #2: Payment at Maturity If No Automatic Early Redemption Occurs

November 2024	Page 5

Contingent Income Auto-Callable Securities due November 30, 2026

With the Coupon and Payment at Maturity Subject to the Performance of the Worst Performing of the Nikkei 225 Index, the Russell 2000® Index and the S&P 500® Index

Principal at Risk Securities

Hypothetical Examples

The examples below are based on the following terms:

Hypothetical initial underlier value:	With respect to each underlier: 100.00
Hypothetical downside threshold value:	With respect to each underlier: 75.00, which is 75% of its hypothetical initial underlier value
Contingent quarterly coupon:	$28.00 (2.80% of the stated principal amount, or a rate of 11.20% per annum)
Stated principal amount:	$1,000 per security

For purposes of the examples below, the “worst performing underlier” on any scheduled trading day during each determination period or on the final determination date will be the underlier with the largest percentage decline from its initial underlier value to its closing value on that scheduled trading day or the final determination date, as applicable.

In Examples 1 and 2, the closing value of each underlier fluctuates over the term of the securities and the closing value of each underlier is greater than or equal to its initial underlier value on one of the determination period end dates prior to the final determination date. Because the closing value of each underlier is greater than or equal to its initial underlier value on one of those determination period end dates, the securities are automatically redeemed following the relevant determination period end date. In Examples 3 and 4, the closing value of at least one underlier on each of the determination period end dates prior to the final determination date is less than its initial underlier value, and, consequently, the securities are not automatically redeemed and remain outstanding until maturity.

	Example 1				Example 2
Determination Period End Dates	Hypothetical Lowest Closing Value of Worst Performing Underlier during Determination Period	Hypothetical Closing Value of Worst Performing Underlier on Determination Period End Date	Contingent Quarterly Coupon	Early Redemption Payment*	Hypothetical Lowest Closing Value of Worst Performing Underlier during Determination Period	Hypothetical Closing Value of Worst Performing Underlier on Determination Period End Date	Contingent Quarterly Coupon	Early Redemption Payment
#1	50.00	65.00	$0	N/A	95.00	95.00	$28.00	N/A
#2	85.00	100.00	—*	$1,028.00	50.00	65.00	$0	N/A
#3	N/A	N/A	N/A	N/A	65.00	85.00	$0	N/A
#4	N/A	N/A	N/A	N/A	70.00	70.00	$0	N/A
#5	N/A	N/A	N/A	N/A	80.00	85.00	$28.00	N/A
#6	N/A	N/A	N/A	N/A	60.00	125.00	—*	$1,000.00
#7	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

* If the securities are automatically redeemed, the early redemption payment will include any contingent quarterly coupon otherwise due.

▪	In Example 1, the securities are automatically redeemed following the second determination period end date, as the closing value of each underlier on that determination period end date is greater than or equal to its initial underlier value. Because the closing value of each underlier on each scheduled trading day during the second determination period is greater than or equal to its downside threshold value, the early redemption payment will include the contingent quarterly coupon with respect to that determination period, and you receive the early redemption payment, calculated as follows:

stated principal amount + any contingent quarterly coupon otherwise due = $1,000 + $28.00 = $1,028.00

In this example, the early redemption feature limits the term of your investment to approximately 6 months, and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent quarterly coupons.

▪	In Example 2, the securities are automatically redeemed following the sixth determination period end date, as the closing value of each underlier on that determination period end date is greater than or equal to its initial underlier value. As the closing value of each underlier on each scheduled trading day during some of the earlier determination periods is greater than or equal to its downside threshold value, you will receive the contingent quarterly coupon with respect to each such determination period. Following the sixth determination period end date, you receive an early redemption payment equal to the stated principal amount of $1,000 per security, but you do not receive a contingent quarterly coupon with respect to the relevant determination period because the closing value of at least one underlier was less than its downside threshold value on at least one scheduled trading day during that determination period.

In this example, the early redemption feature limits the term of your investment to approximately 18 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent quarterly coupons. Further, although each underlier has appreciated by 25% or more from its initial underlier value on the sixth determination period end date, you receive only the early redemption payment, and do not benefit from such appreciation.

November 2024	Page 6

Contingent Income Auto-Callable Securities due November 30, 2026

With the Coupon and Payment at Maturity Subject to the Performance of the Worst Performing of the Nikkei 225 Index, the Russell 2000® Index and the S&P 500® Index

Principal at Risk Securities

	Example 3				Example 4
Determination Period End Dates	Hypothetical Lowest Closing Value of Worst Performing Underlier during Determination Period	Hypothetical Closing Value of Worst Performing Underlier on Determination Period End Date	Contingent Quarterly Coupon	Early Redemption Payment	Hypothetical Lowest Closing Value of Worst Performing Underlier during Determination Period	Hypothetical Closing Value of Worst Performing Underlier on Determination Period End Date	Contingent Quarterly Coupon	Early Redemption Payment
#1	65.00	70.00	$0	N/A	45.00	65.00	$0	N/A
#2	70.00	80.00	$0	N/A	60.00	80.00	$0	N/A
#3	60.00	80.00	$0	N/A	57.50	90.00	$0	N/A
#4	55.00	60.00	$0	N/A	65.00	70.00	$0	N/A
#5	45.00	55.00	$0	N/A	70.00	75.00	$0	N/A
#6	40.00	40.00	$0	N/A	60.00	80.00	$0	N/A
#7	45.00	60.00	$0	N/A	65.00	70.00	$0	N/A
Final Determination Date	35.00	50.00	$0	N/A	85.00	90.00	—*	N/A
Payment at Maturity	$500.00				$1,028.00

* The final contingent quarterly coupon, if any, will be paid at maturity.

Examples 3 and 4 illustrate the payment at maturity per security based on the final underlier value of the worst performing underlier.

▪	In Example 3, the closing value of at least one underlier is below its downside threshold value on at least one scheduled trading day during every determination period. As a result, you do not receive any contingent quarterly coupons during the term of the securities even if the closing value of each other underlier has appreciated or has not declined below its downside threshold value on any scheduled trading day during those determination periods. In addition, because the final value of the worst performing underlier is less than its downside threshold value, at maturity, you are fully exposed to the decline in the closing value of the worst performing underlier. Your payment at maturity is calculated as follows:

stated principal amount × underlier performance factor of the worst performing underlier = $1,000 × (50.00 / 100.00) = $500.00

In this example, the amount you receive at maturity is significantly less than the stated principal amount.

▪	In Example 4, the closing value of at least one underlier is below its downside threshold value on at least one scheduled trading day during every determination period prior to the final determination period. As a result, you do not receive any contingent quarterly coupons with respect to those determination periods, even if the closing value of each other underlier has appreciated or has not declined below its downside threshold value on any scheduled trading day during those determination periods. In addition, although the final underlier value of the worst performing underlier is less than its initial underlier value, because the final underlier value of the worst performing underlier is not less than its downside threshold value and because the closing value of each underlier on each scheduled trading day during the final determination period is greater than or equal to its downside threshold value, you receive the stated principal amount plus the contingent quarterly coupon otherwise due. Your payment at maturity is calculated as follows:

stated principal amount + any contingent quarterly coupon otherwise due = $1,000 + $28.00 = $1,028.00

In this example, although the final underlier value of the worst performing underlier represents a 10% decline from its initial underlier value, you receive the stated principal amount per security plus any contingent quarterly coupon otherwise due, because the final underlier value of the worst performing underlier is not less than its downside threshold value and because the closing value of each underlier on each scheduled trading day during the final determination period is greater than or equal to its downside threshold value.

November 2024	Page 7

Contingent Income Auto-Callable Securities due November 30, 2026

With the Coupon and Payment at Maturity Subject to the Performance of the Worst Performing of the Nikkei 225 Index, the Russell 2000® Index and the S&P 500® Index

Principal at Risk Securities

Risk Factors

An investment in the securities involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read also the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the securities unless you understand and can bear the risks of investing in the securities.

Risks Relating to the Terms and Structure of the Securities

▪	The securities do not guarantee the return of any principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the payment of regular interest or the return of any of the stated principal amount at maturity. Instead, if the securities have not been automatically redeemed prior to maturity and if the final underlier value of the worst performing underlier is less than its downside threshold value, you will be exposed to the decline in the closing value of the worst performing underlier, as compared to its initial underlier value, on a 1 to 1 basis and you will receive for each security that you hold at maturity an amount equal to the stated principal amount multiplied by the underlier performance factor of the worst performing underlier. In this case, the payment at maturity will be less than 75% of the stated principal amount and could be zero.

▪	Any payment on the securities will be determined solely by the underlier with the worst performance even if the other underliers perform better. Any payment on the securities will be determined solely by the performance of the underlier with the worst performance. The securities are not linked to a weighted basket, in which the risk may be mitigated and diversified among each of the basket components. In the case of the securities, the individual performance of the underliers will not be combined, and the adverse performance of one underlier will not be mitigated by any appreciation of any other underlier. The underliers may be uncorrelated and may not perform similarly over the term of the securities, which may adversely affect your return on the securities.

▪	You will not receive any contingent quarterly coupon for any determination period where the closing value of any underlier is less than its downside threshold value on any scheduled trading day during that determination period. A contingent quarterly coupon will be paid with respect to a determination period only if the closing value of each underlier is greater than or equal to its downside threshold value on each scheduled trading day during that determination period. If the closing value of any underlier is below its downside threshold value on any scheduled trading day during each determination period over the term of the securities, you will not receive any contingent quarterly coupons. If you do not receive sufficient contingent quarterly coupons over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money, such as inflation.

▪	You will not participate in any appreciation in the value of any underlier. You will not participate in any appreciation in the value of any underlier, and the return on the securities will be limited to the contingent quarterly coupon, if any, that is paid with respect to each determination period during which the closing value of each underlier on each scheduled trading day is greater than or equal to its downside threshold value.

▪	The potential contingent repayment of principal represented by the downside threshold value applies only at maturity. You should be willing to hold the securities until maturity. If you are able to sell the securities prior to maturity, you may have to sell them for a loss relative to the principal amount, even if the value of each underlier is at or above its downside threshold value.

▪	The automatic early redemption feature may limit the term of your investment to approximately three months. The term of your investment in the securities may be limited to as short as approximately three months by the automatic early redemption feature of the securities. If the securities are redeemed prior to maturity, you will receive no more contingent quarterly coupons and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

▪	Payments on the securities are subject to our credit risk, and market perceptions about our creditworthiness may adversely affect the market value of the securities. The securities are our senior unsecured debt securities, and your receipt of any amounts due on the securities is dependent upon our ability to pay our obligations as they come due. If we were to default on our payment obligations, you may not receive any amounts owed to you under the securities and you could lose your entire investment. In addition, any negative changes in market perceptions about our creditworthiness may adversely affect the market value of the securities.

▪	Your return on the securities may be lower than the return on a conventional debt security of comparable maturity. The return that you will receive on the securities, which could be negative, may be less than the return you could earn on other investments. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money, such as inflation.

▪	Any payment on the securities will be determined based on the closing values of the underliers on the dates specified. Any payment on the securities will be determined based on the closing values of the underliers on the dates specified. You will not benefit from any more favorable values of the underliers determined at any other time.

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Contingent Income Auto-Callable Securities due November 30, 2026

With the Coupon and Payment at Maturity Subject to the Performance of the Worst Performing of the Nikkei 225 Index, the Russell 2000® Index and the S&P 500® Index

Principal at Risk Securities

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and significant aspects of the tax treatment of the securities are uncertain. Moreover, non-U.S. investors should note that persons having withholding responsibility in respect of the securities may withhold on any coupon paid to a non-U.S. investor, generally at a rate of 30%. We will not pay any additional amounts in respect of such withholding. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Income Tax Considerations” in the accompanying product supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities.

Risks Relating to the Initial Estimated Value of the Securities and the Secondary Market for the Securities

▪	There may not be an active trading market for the securities; sales in the secondary market may result in significant losses. There may be little or no secondary market for the securities. The securities will not be listed on any securities exchange. RBCCM and our other affiliates may make a market for the securities; however, they are not required to do so and, if they choose to do so, may stop any market-making activities at any time. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which RBCCM or any of our other affiliates is willing to buy the securities. Even if a secondary market for the securities develops, it may not provide enough liquidity to allow you to easily trade or sell the securities. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your securities in any secondary market could be substantial. If you sell your securities before maturity, you may have to do so at a substantial discount from the price that you paid for them, and as a result, you may suffer significant losses. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

▪	The initial estimated value of the securities will be less than the public offering price. The initial estimated value of the securities will be less than the public offering price of the securities and does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the securities in any secondary market (if any exists) at any time. If you attempt to sell the securities prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the values of the underliers, the internal funding rate we pay to issue securities of this kind (which is lower than the rate at which we borrow funds by issuing conventional fixed rate debt) and the inclusion in the public offering price of the agent’s commissions, our estimated profit and the estimated costs relating to our hedging of the securities. These factors, together with various credit, market and economic factors over the term of the securities, are expected to reduce the price at which you may be able to sell the securities in any secondary market and will affect the value of the securities in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your securities prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the agent’s commissions, our estimated profit or the hedging costs relating to the securities. In addition, any price at which you may sell the securities is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the securities determined for any secondary market price is expected to be based on a secondary market rate rather than the internal funding rate used to price the securities and determine the initial estimated value. As a result, the secondary market price will be less than if the internal funding rate were used.

▪	The initial estimated value of the securities is only an estimate, calculated as of the pricing date. The initial estimated value of the securities is based on the value of our obligation to make the payments on the securities, together with the mid-market value of the derivative embedded in the terms of the securities. See “Structuring the Securities” below. Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to dividends, interest rates and volatility and the expected term of the securities. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the securities or similar securities at a price that is significantly different than we do.

The value of the securities at any time after the pricing date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the securities in any secondary market, if any, should be expected to differ materially from the initial estimated value of the securities.

Risks Relating to Conflicts of Interest and Our Trading Activities

▪	Hedging and trading activity by us and our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the underliers), including trading in the underliers as well as in other related instruments. Some of our affiliates also may conduct trading activities relating to the underliers on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial underlier values and, therefore, could increase the values at or above which the underliers must close on each scheduled trading day during each determination period in order for you to receive a contingent quarterly coupon or, if the securities are not redeemed prior to maturity, in order for you to avoid a significant loss on your initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities, including during any determination period or on any determination period end date, could

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Principal at Risk Securities

adversely affect the closing values of the underliers and, accordingly, whether the securities are automatically redeemed prior to maturity, whether a contingent quarterly coupon is paid, and, if the securities are not redeemed prior to maturity, the amount of cash an investor will receive at maturity, if any.

▪	Our and our affiliates’ business and trading activities may create conflicts of interest. You should make your own independent investigation of the merits of investing in the securities. Our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the securities due to our and our affiliates’ business and trading activities, and we and our affiliates have no obligation to consider your interests in taking any actions that might affect the value of the securities. Trading by us and our affiliates may adversely affect the values of the underliers and the market value of the securities. See “Risk Factors—Risks Relating to Conflicts of Interest” in the accompanying product supplement.

▪	RBCCM’s role as calculation agent may create conflicts of interest. As calculation agent, our affiliate, RBCCM, will determine any values of the underliers and make any other determinations necessary to calculate any payments on the securities. In making these determinations, the calculation agent may be required to make discretionary judgments, including those described under “— Risks Relating to the Underliers” below. In making these discretionary judgments, the economic interests of the calculation agent are potentially adverse to your interests as an investor in the securities, and any of these determinations may adversely affect any payments on the securities. The calculation agent will have no obligation to consider your interests as an investor in the securities in making any determinations with respect to the securities.

Risks Relating to the Underliers

▪	You will not have any rights to the securities included in any underlier. As an investor in the securities, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the securities included in any underlier. Each underlier is a price return index and its return does not reflect regular cash dividends paid by its components.

▪	The securities are subject to small-capitalization companies risk with respect to the RTY Index. The RTY Index tracks securities issued by companies with relatively small market capitalizations. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies. As a result, the value of the RTY Index may be more volatile than that of a market measure that does not track solely small-capitalization stocks. Stock prices of small-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded and may be less attractive to many investors if they do not pay dividends. In addition, small-capitalization companies are often less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Small-capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their target markets, fewer financial resources and fewer competitive strengths than large-capitalization companies. These companies may also be more susceptible to adverse developments related to their products or services.

▪	The securities are subject to risks relating to non-U.S. securities markets with respect to the NKY Index. The equity securities composing the NKY Index are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

▪	The securities do not provide direct exposure to fluctuations in exchange rates between the U.S. dollar and the yen with respect to the NKY Index. The NKY Index is composed of non-U.S. securities denominated in yen. Because the value of the NKY Index is also calculated in yen (and not in U.S. dollars), the performance of the NKY Index will not be adjusted for exchange rate fluctuations between the U.S. dollar and the yen. In addition, any payments on the securities determined based in part on the performance of the NKY Index will not be adjusted for exchange rate fluctuations between the U.S. dollar and the yen. Therefore, holders of the securities will not benefit from any appreciation of the yen relative to the U.S. dollar.

▪	We may accelerate the securities if a change-in-law event occurs. Upon the occurrence of legal or regulatory changes that may, among other things, prohibit or otherwise materially restrict persons from holding the securities or an underlier or its components, or engaging in transactions in them, the calculation agent may determine that a change-in-law-event has occurred and accelerate the maturity date for a payment determined by the calculation agent in its sole discretion. Any amount payable upon acceleration could be significantly less than any amount that would be due on the securities if they were not accelerated. However, if the calculation agent elects not to accelerate the securities, the value of, and any amount payable on, the securities could be

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Principal at Risk Securities

adversely affected, perhaps significantly, by the occurrence of such legal or regulatory changes. See “General Terms of Notes—Change-in-Law Events” in the accompanying product supplement.

▪	Any payment on the securities may be postponed and adversely affected by the occurrence of a market disruption event. The timing and amount of any payment on the securities is subject to adjustment upon the occurrence of a market disruption event affecting an underlier. If a market disruption event persists for a sustained period, the calculation agent may make a determination of the closing value of any affected underlier. See “General Terms of the Notes—Indices—Market Disruption Events,” “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

▪	Adjustments to an underlier could adversely affect any payments on the securities. The sponsor of an underlier may add, delete, substitute or adjust the securities composing that underlier or make other methodological changes to that underlier that could affect its performance. The calculation agent will calculate the value to be used as the closing value of an underlier in the event of certain material changes in, or modifications to, that underlier. In addition, the sponsor of an underlier may also discontinue or suspend calculation or publication of that underlier at any time. Under these circumstances, the calculation agent may select a successor index that the calculation agent determines to be comparable to the discontinued underlier or, if no successor index is available, the calculation agent will determine the value to be used as the closing value of that underlier. Any of these actions could adversely affect the value of an underlier and, consequently, the value of the securities. See “General Terms of the Notes—Indices—Discontinuation of, or Adjustments to, an Index” in the accompanying product supplement.

▪	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities. Governmental regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the securities or securities included in any underlier, or engaging in transactions in them, and any such action could adversely affect the value of the affected underlier. These regulatory actions could result in restrictions on the securities and could result in the loss of a significant portion of your initial investment in the securities, including if you are forced to divest the securities due to the government mandates, especially if such divestment must be made at a time when the value of the securities has declined.

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Principal at Risk Securities

Information about the Underliers

The Nikkei 225 Index

The NKY Index is a stock index that measures the composite price performance of 225 of the most actively traded stocks on the Tokyo Stock Exchange, representing a broad cross-section of Japanese industries. For more information about the NKY Index, see “Indices—The Nikkei 225 Index” in the accompanying underlying supplement.

The table below sets forth the published high and low closing values of the NKY Index for each quarter in the period from January 2, 2019 through November 13, 2024. The graph below sets forth the daily closing values of the NKY Index for that period. We obtained the information in the table and graph below from Bloomberg Financial Services ("Bloomberg”), without independent verification. You should not take the historical performance of the NKY Index as an indication of its future performance, and no assurance can be given as to the value of the NKY Index during any determination period or on any determination period end date.

Information as of market close on November 13, 2024:

Bloomberg Ticker Symbol:	NKY	52 Weeks Ago:	32,695.93
Current Underlier Value:	38,721.66	52 Week High:	42,224.02
		52 Week Low:	31,458.42

The Nikkei 225 Index	High	Low

2019
First Quarter	21,822.04	19,561.96
Second Quarter	22,307.58	20,408.54
Third Quarter	22,098.84	20,261.04
Fourth Quarter	24,066.12	21,341.74
2020
First Quarter	24,083.51	16,552.83
Second Quarter	23,178.10	17,818.72
Third Quarter	23,559.30	21,710.00
Fourth Quarter	27,568.15	22,977.13
2021
First Quarter	30,467.75	27,055.94
Second Quarter	30,089.25	27,448.01
Third Quarter	30,670.10	27,013.25
Fourth Quarter	29,808.12	27,528.87
2022
First Quarter	29,332.16	24,717.53
Second Quarter	28,246.53	25,748.72
Third Quarter	29,222.77	25,935.62
Fourth Quarter	28,383.09	26,093.67
2023
First Quarter	28,623.15	25,716.86
Second Quarter	33,706.08	27,472.63
Third Quarter	33,753.33	31,450.76
Fourth Quarter	33,681.24	30,526.88
2024
First Quarter	40,888.43	33,288.29
Second Quarter	39,838.91	37,068.35
Third Quarter	42,224.02	31,458.42
Fourth Quarter (through November 13, 2024)	39,910.55	37,808.76
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Principal at Risk Securities

The Nikkei 225 Index – Historical Closing Values January 2, 2019 to November 13, 2024

The red solid line in the graph above indicates a hypothetical downside threshold value based on the closing value of the NYK Index on November 13, 2024.

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Principal at Risk Securities

The Russell 2000® Index

The RTY Index measures the capitalization-weighted price performance of 2,000 U.S. small-capitalization stocks listed on eligible U.S. exchanges and is designed to track the performance of the small-capitalization segment of the U.S. equity market. For more information about the RTY Index, see “Indices—The Russell Indices” in the accompanying underlying supplement.

The table below sets forth the published high and low closing values of the RTY Index for each quarter in the period from January 2, 2019 through November 13, 2024. The graph below sets forth the daily closing values of the RTY Index for that period. We obtained the information in the table and graph below from Bloomberg, without independent verification. You should not take the historical performance of the RTY Index as an indication of its future performance, and no assurance can be given as to the value of the RTY Index during any determination period or on any determination period end date.

Information as of market close on November 13, 2024:

Bloomberg Ticker Symbol:	RTY	52 Weeks Ago:	1,798.324
Current Underlier Value:	2369.374	52 Week High:	2,434.979
		52 Week Low:	1,773.757

The Russell 2000® Index	High	Low
2019
First Quarter	1,590.062	1,330.831
Second Quarter	1,614.976	1,465.487
Third Quarter	1,585.599	1,456.039
Fourth Quarter	1,678.010	1,472.598
2020
First Quarter	1,705.215	991.160
Second Quarter	1,536.895	1,052.053
Third Quarter	1,592.287	1,398.920
Fourth Quarter	2,007.104	1,531.202
2021
First Quarter	2,360.168	1,945.914
Second Quarter	2,343.758	2,135.139
Third Quarter	2,329.359	2,130.680
Fourth Quarter	2,442.742	2,139.875
2022
First Quarter	2,272.557	1,931.288
Second Quarter	2,095.440	1,649.836
Third Quarter	2,021.346	1,655.882
Fourth Quarter	1,892.839	1,682.403
2023
First Quarter	2,001.221	1,720.291
Second Quarter	1,896.333	1,718.811
Third Quarter	2,003.177	1,761.609
Fourth Quarter	2,066.214	1,636.938
2024
First Quarter	2,124.547	1,913.166
Second Quarter	2,109.459	1,942.958
Third Quarter	2,263.674	2,026.727
Fourth Quarter (through November 13, 2024)	2,434.979	2,180.146
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Principal at Risk Securities

The Russell 2000® Index – Historical Closing Values January 2, 2019 to November 13, 2024

The red solid line in the graph above indicates a hypothetical downside threshold value based on the closing value of the RTY Index on November 13, 2024.

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Principal at Risk Securities

The S&P 500® Index

The SPX Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For more information about the SPX Index, see “Indices—The S&P U.S. Indices” in the accompanying underlying supplement.

The table below sets forth the published high and low closing values of the SPX Index for each quarter in the period from January 2, 2019 through November 13, 2024. The graph below sets forth the daily closing values of the SPX Index for that period. We obtained the information in the table and graph below from Bloomberg, without independent verification. You should not take the historical performance of the SPX Index as an indication of its future performance, and no assurance can be given as to the value of the SPX Index during any determination period or on any determination period end date.

Information as of market close on November 13, 2024:

Bloomberg Ticker Symbol:	SPX	52 Weeks Ago:	4,495.70
Current Underlier Value:	5,985.38	52 Week High:	6,001.35
		52 Week Low:	4,495.70

The S&P 500® Index	High	Low

2019
First Quarter	2,854.88	2,447.89
Second Quarter	2,954.18	2,744.45
Third Quarter	3,025.86	2,840.60
Fourth Quarter	3,240.02	2,887.61
2020
First Quarter	3,386.15	2,237.40
Second Quarter	3,232.39	2,470.50
Third Quarter	3,580.84	3,115.86
Fourth Quarter	3,756.07	3,269.96
2021
First Quarter	3,974.54	3,700.65
Second Quarter	4,297.50	4,019.87
Third Quarter	4,536.95	4,258.49
Fourth Quarter	4,793.06	4,300.46
2022
First Quarter	4,796.56	4,170.70
Second Quarter	4,582.64	3,666.77
Third Quarter	4,305.20	3,585.62
Fourth Quarter	4,080.11	3,577.03
2023
First Quarter	4,179.76	3,808.10
Second Quarter	4,450.38	4,055.99
Third Quarter	4,588.96	4,273.53
Fourth Quarter	4,783.35	4,117.37
2024
First Quarter	5,254.35	4,688.68
Second Quarter	5,487.03	4,967.23
Third Quarter	5,762.48	5,186.33
Fourth Quarter (through November 13, 2024)	6,001.35	5,695.94
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Principal at Risk Securities

The S&P 500® Index – Historical Closing Values January 2, 2019 to November 13, 2024

The red solid line in the graph above indicates a hypothetical downside threshold value based on the closing value of the SPX Index on November 13, 2024.

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Principal at Risk Securities

Additional Information about the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Minimum ticketing size:	$1,000 / 1 security
Trustee:	The Bank of New York Mellon
Use of proceeds and hedging:	The net proceeds from the sale of the securities will be used as described under “Use of Proceeds” in the accompanying prospectus supplement and prospectus and to hedge market risks of Royal Bank of Canada associated with its obligation to make the payment at maturity on the securities. The initial public offering price of the securities includes the underwriting discount and commission and the estimated cost of hedging our obligations under the securities.

United States Federal Income Tax Considerations

You should review carefully the section in the accompanying product supplement entitled “United States Federal Income Tax Considerations.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Generally, this discussion assumes that you purchased the securities for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to the underliers. You should consult your tax adviser regarding the effect any such circumstances may have on the U.S. federal income tax consequences of your ownership of a security.

In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat the securities for U.S. federal income tax purposes as prepaid financial contracts with associated coupons, and any coupons as ordinary income, as described in the section entitled “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Financial Contracts with Associated Coupons” in the accompanying product supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. Moreover, because this treatment of the securities and our counsel’s opinion are based on market conditions as of the date of this preliminary pricing supplement, each is subject to confirmation on the pricing date. A different tax treatment could be adverse to you.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Non-U.S. Holders. The U.S. federal income tax treatment of the coupons is unclear. To the extent that we have withholding responsibility in respect of the securities, we would expect generally to treat the coupons as subject to U.S. withholding tax. Moreover, you should expect that, if the applicable withholding agent determines that withholding tax should apply, it will be at a rate of 30% (or lower treaty rate). In order to claim an exemption from, or a reduction in, the 30% withholding under an applicable treaty, you may need to comply with certification requirements to establish that you are not a U.S. person and are eligible for such an exemption or reduction under an applicable tax treaty. You should consult your tax adviser regarding the tax treatment of the coupons.

As discussed under “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain determinations made by us, we expect that Section 871(m) will not apply to the securities with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. If necessary, further information regarding the potential application of Section 871(m) will be provided in the final pricing supplement for the securities.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Principal at Risk Securities

Canadian Federal Income Tax Consequences

You should read carefully the description of material Canadian federal income tax considerations relevant to a Non-resident Holder owning debt securities under “Supplemental Discussion of Canadian Tax Consequences in the accompanying product supplement.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, RBCCM, an affiliate of Royal Bank of Canada, will purchase the securities from Royal Bank of Canada for distribution to MSWM. RBCCM will act as agent for the securities and will receive the fee specified on the front cover of this document and will pay to MSWM a fixed sales commission for each of the securities they sell as specified on the front cover of this document. Of the fee received by RBCCM, RBCCM will pay MSWM a structuring fee for each security as specified on the front cover of this document. The costs included in the original issue price of the securities will include a fee paid by RBCCM to LFT Securities, LLC, an entity in which an affiliate of MSWM has an ownership interest, for providing certain electronic platform services with respect to this offering.

MSWM may reclaim selling concessions allowed to individual brokers within MSWM in connection with the offering if, within 30 days of the offering, Royal Bank of Canada repurchases the securities distributed by such brokers.

The value of the securities shown on your account statement may be based on RBCCM’s estimate of the value of the securities if RBCCM or another of our affiliates were to make a market in the securities (which it is not obligated to do). That estimate will be based on the price that RBCCM may pay for the securities in light of then-prevailing market conditions, our creditworthiness and transaction costs. For an initial period of approximately twelve months after the original issue date, the value of the securities that may be shown on your account statement is expected to be higher than RBCCM’s estimated value of the securities at that time. This is because the estimated value of the securities will not include the agent’s commission and our hedging costs and profits; however, the value of the securities shown on your account statement during that period is initially expected to be a higher amount, reflecting the addition of the agent’s commission and our estimated costs and profits from hedging the securities. This excess is expected to decrease over time until the end of this period, and we reserve the right to shorten this period. After this period, if RBCCM repurchases your securities, it expects to do so at prices that reflect its estimated value.

RBCCM or another of its affiliates or agents may use this document in market-making transactions after the initial sale of the securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice. Unless RBCCM or its agent informs the purchaser otherwise in the confirmation of sale, this document is being used in a market-making transaction.

For additional information about the settlement cycle of the securities, see “Plan of Distribution” in the accompanying prospectus. For additional information as to the relationship between us and RBCCM, see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.

Structuring the Securities

The securities are our debt securities. As is the case for all of our debt securities, including our structured notes, the economic terms of the securities reflect our actual or perceived creditworthiness. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under structured notes at a rate that is lower than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. The lower internal funding rate, the agent’s commission and the hedging-related costs relating to the securities reduce the economic terms of the securities to you and result in the initial estimated value for the securities being less than their public offering price. Unlike the initial estimated value, any value of the securities determined for purposes of a secondary market transaction may be based on a second market rate, which may result in a lower value for the securities than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the securities, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with RBCCM and/or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, volatility and the tenor of the securities. The economic terms of the securities and the initial estimated value depend in part on the terms of these hedging arrangements.

See “Risk Factors—Risks Relating to the Initial Estimated Value of the Securities and the Secondary Market for the Securities—The initial estimated value of the securities will be less than the public offering price” above.

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